The Chase Manhattan Bank
                                4 New York Plaza
                          New York, New York 10004-2413

May 6, 1997

Voyageur Fund Managers, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103

Re:      Delaware-Voyageur Unit Investment Trust, Series 9 (the "Fund")

Gentlemen:

We have examined Registration Statement File No. 333-25219 for the above captioned trusts. We hereby acknowledge that The Chase Manhattan Bank is currently acting as the evaluator for the Fund. We hereby consent to the use in the Registration Statement of the reference to The Chase Manhattan Bank as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                             Sincerely,

                                             The Chase Manhattan Bank